Exhibit 99.3

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Media Contact Lisa Tschampl Office 208-384-6552	Investor Relations Contact Wayne Rancourt Office 208-384-6073

For Immediate Release: October 30, 2020

Boise Cascade announces promotion of Jill Twedt to Senior Vice President

BOISE, Idaho – Boise Cascade Company (Boise Cascade) (NYSE: BCC) today announced that Jill Twedt has been promoted to senior vice president.

“We are pleased to announce Jill’s promotion. Her strong performance, demonstrated leadership, and collaborative approach have helped to build a trusted legal team that provides strategic partnership across the organization,” said CEO Nate Jorgensen.

Ms. Twedt was named general counsel in 2019 and was appointed as vice president and corporate secretary in 2017. In her role, she leads the legal, records management, sustainability, environmental, and compliance functions for the Company.

Ms. Twedt joined Boise Cascade as senior counsel in 2007. She received her Bachelor of Arts in political science from the College of Idaho, where she currently serves as the Vice Chair of the Board of Trustees. She earned her law degree from the University of Idaho, College of Law. She is actively involved in the Boise community and currently serves on the United Way of Treasure Valley’s Board of Trustees. Ms. Twedt has been recognized by the Idaho Business Review as a Leader in Law and an Accomplished Under 40 award.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.